Exhibit 21 - Subsidiaries of the Company



Milestone Asset Management Inc.
Milestone Property Management Inc.
Centaur Leasing, Inc.
Minotaur Mortgage Company of Paris, Inc.
Minotaur Mortgage Company of Quincy, Inc.
Minotaur Mortgage Company of Rochester, Inc.
Minotaur Mortgage Company of Columbus, Inc.
Minotaur Mortgage Company of Danville, Inc.
Minotaur Mortgage Company of Dubois, Inc.
Minotaur Mortgage Company of Janesville, Inc.
Minotaur Mortgage Company of Montgomery, Inc.
Minotaur Mortgage Company of Natchez, Inc.
Minotaur Mortgage Company of North Canton, Inc.
MPI/Pine Oak, Inc.
MPI/Regency Walk, Inc.
MPI/Orange Park, Inc.
MPI/Teeca Plaza, Inc.
MPI/Country Grove Plaza, Inc.
MPI/Mandarin Central, Inc.
MPI/Pine Crest, Inc.
MPI/Lincoln Park Davie, Inc.
MPI/Zanesville, Inc.
MPI/Renaissance L.L.C.
MPI/Miami Edgewater L.L.C.